EXHIBIT 99.1

FOR IMMEDIATE RELEASE

National Western Life Announces 2009 First Quarter Earnings

Austin, Texas, May 8, 2009 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today first quarter 2009 consolidated net earnings of $15.0 million, or $4.26 per diluted Class A common share, compared with consolidated net earnings of $14.4 million, or $4.07 per diluted Class A common share, for the first quarter of 2008. The Company’s book value per share increased to $279.08.

Net earnings for the quarter ended March 31, 2009 included after-tax investment losses of $3.5 million, or $0.98 per diluted Class A share, substantially the result of other-than-temporary impairments on bond holdings. Mr. Moody indicated that the Company’s level of impairment losses were favorable given very difficult credit market conditions. “Just as we commented a few months ago regarding our 2008 results, National Western’s investment losses relative to its $6 billion investment portfolio have been minimal which is a validation of our well-managed investment guidelines and practices.”

After-tax earnings from operations, which exclude net realized investment losses, totaled $18.5 million ($5.24 per diluted Class A common share) for the quarter ended March 31, 2009, an increase of 28% from after-tax earnings from operations of $14.5 million ($4.08 per diluted Class A common share) reported in the first quarter of 2008. Mr. Moody noted, “In an environment where top line growth is difficult to achieve, attention to product profitability and a focus on improving operating efficiencies are critical to bottom line profitability. We have been fortunate in managing these areas as witnessed in our improved operating results.” Mr. Moody added that although the economic environment during the first quarter was challenging for life insurance sales, the Company did experience a 56% increase in annuity sales. “With the capital reductions experienced by insurers in the industry, annuity sales are gravitating toward those companies with ample capital resources to provide stability and safety for consumers and capacity for new business for distributors of product.”

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 290 employees and 9,700 contracted independent agents, brokers and consultants, and at March 31, 2009, maintained total assets of $6.9 billion, stockholders' equity of $1.0 billion, and life insurance in force of $18.7 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended
	March 31,
	2009	2008
Revenues:
Revenues, excluding investment and index
options losses	$129,872	123,238
Realized and unrealized losses on
index options	(12,970)	(24,557)
Realized losses on investments	(5,345)	(44)
Total revenues	$111,557	98,637

Earnings:
Earnings from operations	$18,502	14,475
Net realized losses on investments	(3,474)	(29)
Net earnings	$15,028	14,446

Net earnings attributable to Class A shares	$14,602	14,037

Basic Earnings Per Class A Share:
Earnings from operations	$5.25	4.11
Net realized losses on investments	(0.99)	(0.01)
Net earnings	$4.26	4.10

Basic Weighted Average Class A Shares	3,426	3,423

Diluted Earnings Per Class A Share:
Earnings from operations	$5.24	4.08
Net realized losses on investments	(0.98)	(0.01)
Net earnings	$4.26	4.07

Diluted Weighted Average Class A Shares	3,429	3,447

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial & Administrative Officer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com